Exhibit 99.1

Mercantile Bank Corporation Announces Strong Fourth Quarter and

Full Year 2021 Results

Robust core commercial loan growth, very strong operating performance and continued strength in asset quality metrics highlight 2021

GRAND RAPIDS, Mich., January 18, 2022 – Mercantile Bank Corporation (NASDAQ: MBWM) ("Mercantile") reported net income of $11.6 million, or $0.74 per diluted share, for the fourth quarter of 2021, compared with net income of $14.1 million, or $0.87 per diluted share, for the respective prior-year period. For the full year 2021, Mercantile reported net income of $59.0 million, or $3.69 per diluted share, compared with net income of $44.1 million, or $2.71 per diluted share, for the full year 2020.

Costs and a charitable contribution related to the formation and initial funding of The Mercantile Bank Foundation decreased net income during the fourth quarter of 2021 and full year 2021 by approximately $3.2 million, or $0.20 per diluted share. Excluding the impacts of these transactions, diluted earnings per share increased $0.07, or 8.0 percent, during the fourth quarter of 2021, and $1.18, or 43.5 percent, during the full year 2021 compared to the respective 2020 periods.

“We are very pleased to report another quarter and year of robust operating performance,” said Robert B. Kaminski, Jr., President and Chief Executive Officer of Mercantile. “Our strong financial results during 2021 reflect solid growth in core commercial loans and residential mortgage loans, a higher level of net interest income, increases in all key fee income categories, and sustained strength in asset quality. Based on the strength of our current capital position, which was recently augmented with a subordinated notes issuance, and healthy loan pipelines and prospects, we believe that we are well positioned to continue to achieve strong financial performance in future periods. The unwavering resiliency exhibited by the entire Mercantile team and our customers during the ongoing COVID-19 pandemic has been inspiring, and we look forward to continue serving as a trusted advisor to our existing clients and identifying opportunities to forge mutually beneficial relationships with prospective customers.”

Full year highlights include:

●	Solid growth in core commercial loans and residential mortgage loans
●	Ongoing strength in commercial loan and residential mortgage loan pipelines
●	Sustained strength in asset quality metrics
●	Strong capital position and operating performance
●	Enhanced regulatory capital levels to support anticipated organic loan growth with issuance of subordinated notes
●	Substantial increases in key fee income categories
●	Further growth in local deposits
●	Opened new mortgage lending center in Petoskey, Michigan
●	Announced first quarter 2022 regular cash dividend of $0.31 per common share, an increase of over 3 percent from the regular cash dividend paid during the fourth quarter of 2021
●	Formed The Mercantile Bank Foundation to assist in the funding and administering of charitable giving activities

Operating Results

Total revenue, which consists of net interest income and noninterest income, was $45.2 million during the fourth quarter of 2021, compared to $46.2 million during the prior-year fourth quarter. Net interest income during the fourth quarter of 2021 was $32.5 million, up from $31.8 million during the respective 2020 period due to the positive impact of earning asset growth, which more than offset a lower net interest margin. Noninterest income totaled $12.6 million for the fourth quarter of 2021, down from $14.3 million during the fourth quarter of 2020, as increases in most fee income categories were more than offset by a decline in mortgage banking income.

The net interest margin was 2.74 percent in the fourth quarter of 2021, compared to 3.00 percent in the prior-year fourth quarter. The yield on average earning assets declined from 3.55 percent during the fourth quarter of 2020 to 3.12 percent during the respective 2021 period primarily due to a lower yield on commercial loans, mainly reflecting a lower level of Paycheck Protection Program loan fee accretion, and a change in earning asset mix. A significant volume of excess on-balance sheet liquidity, which initially surfaced in the second quarter of 2020 as a result of the COVID-19 environment and persisted during the remainder of 2020 and full year 2021, negatively impacted the yield on average earning assets by 49 basis points and 44 basis points during the fourth quarters of 2021 and 2020, respectively, and the net interest margin by 43 basis points and 37 basis points during the respective periods. The excess funds, consisting primarily of low-yielding deposits with the Federal Reserve Bank of Chicago, are mainly a product of continuing local deposit growth and Paycheck Protection Program loan forgiveness activities.

The cost of funds decreased from 0.55 percent during the fourth quarter of 2020 to 0.38 percent during the current-year fourth quarter. This was primarily due to a change in funding mix, as lower-costing non-time deposits increased as a percentage of total funding sources, as well as lower rates paid on local time deposits reflecting the declining interest rate environment.

Total revenue was $180 million during 2021, up $12.9 million, or 7.7 percent, from 2020. Net interest income during 2021 was $124 million, up from $122 million during 2020 due to the positive impact of earning asset growth, which more than offset a lower net interest margin. Noninterest income totaled $56.2 million during 2021, up from $45.2 million during 2020, mainly due to an increase in revenue associated with an interest rate swap program that was introduced during the fourth quarter of 2020. Growth in all other key fee income categories and a gain on the sale of a branch also contributed to the higher level of noninterest income.

The net interest margin was 2.76 percent in 2021, compared to 3.15 percent in 2020. The yield on average earning assets was 3.19 percent during 2021, down from 3.82 percent during 2020, mainly due to a change in earning asset mix and reduced yields on commercial loans and securities. The change in earning asset mix, reflecting an increase in low-yielding interest-earning deposits stemming from the previously noted activities, negatively impacted the yield on average earning assets by 46 basis points and 27 basis points during 2021 and 2020, respectively, and the net interest margin by 39 basis points and 22 basis points during the respective periods. The decreased yield on commercial loans primarily reflected reduced interest rates on variable-rate commercial loans resulting from the Federal Open Market Committee significantly decreasing the targeted federal funds rate by 150 basis points in March of 2020, along with the origination of new loans and renewal of maturing loans in the lower interest rate environment. The reduced yield on securities mainly depicted a lower level of accelerated discount accretion on called U.S. Government agency bonds and lower yields on newly purchased agency bonds, reflecting the declining interest rate environment. Accelerated discount accretion totaled $3.0 million during 2020, compared to less than $0.1 million during 2021.

The cost of funds declined from 0.67 percent during 2020 to 0.43 percent during 2021, primarily due to a change in funding mix, consisting of an increase in lower-costing non-time deposits as a percentage of total funding sources, and decreased rates paid on local time deposits, reflecting the declining interest rate environment.

Mercantile recorded negative provision expense of $3.4 million during the fourth quarter of 2021, compared to provision expense of $2.5 million during the fourth quarter of 2020. During the full years of 2021 and 2020, Mercantile recorded negative provision expense of $4.3 million and provision expense of $14.1 million, respectively. The negative provision expense recorded during the 2021 periods mainly reflected reduced allocations associated with the economic and business conditions environmental factor, depicting improvement in both current and forecasted economic conditions, and the recording of net loan recoveries in each period, which more than offset required reserve allocations necessitated by net growth in core commercial loans. Approximately 80 percent of the provision expense recorded during 2020 reflected increased allocations associated with qualitative factors, namely economic conditions, loan review and value of underlying collateral dependent commercial loans, along with the creation of a COVID-19 pandemic environmental factor.  The COVID-19 pandemic environmental factor, developed during the second quarter, is designed to address the unique challenges and economic uncertainty resulting from the pandemic and its potential impact on the collectability of the loan portfolio.

Noninterest income during the fourth quarter of 2021 was $12.6 million, compared to $14.3 million during the prior-year fourth quarter. The lower level of noninterest income mainly reflected decreased mortgage banking income, which more than offset growth in credit and debit card income, service charges on accounts, and payroll processing fees. Although declining in comparison to the prior-year fourth quarter, mortgage banking income during the fourth quarter of 2021 remained relatively strong as sustained strength in purchase mortgage originations partially mitigated the negative impacts of a decrease in refinance activity, a lower mortgage loan sold percentage, and a decreased gain on sale rate.

Noninterest income during 2021 was $56.2 million, compared to $45.2 million during 2020.  Noninterest income during 2021 included a gain on the sale of a branch totaling $1.1 million. Excluding this transaction, noninterest income increased $10.0 million, or 22.1 percent, during 2021 compared to 2020.  The higher level of noninterest income primarily resulted from increased fee income generated from an interest rate swap program that was implemented during the fourth quarter of 2020. The interest rate swap program provides certain commercial borrowers with a longer-term fixed-rate option and assists Mercantile in managing associated longer-term interest rate risk. Growth in credit and debit card income, mortgage banking income, service charges on accounts, and payroll processing fees also contributed to the increased level of noninterest income. Mortgage banking income remained robust in 2021 as ongoing strength in purchase mortgage originations and a higher gain on sale rate more than offset the negative impacts of a decline in refinance activity and a reduced mortgage loan sold percentage.

Noninterest expense totaled $33.3 million during the fourth quarter of 2021, compared to $25.9 million during the fourth quarter of 2020. Noninterest expense during 2021 totaled $111 million, compared to $98.5 million during 2020. Overhead costs during the fourth quarter of 2021 and full year 2021 included expenses and a charitable contribution associated with the formation and initial funding of The Mercantile Bank Foundation totaling $4.0 million, while overhead costs during the prior-year fourth quarter and full year 2020 included write-downs of former branch facilities totaling $1.4 million. Overhead costs during the full year 2021 also included $0.6 million in net losses on sales and write-downs of former branch facilities. Excluding these transactions, noninterest expense increased $4.8 million, or 19.7 percent, during the fourth quarter of 2021 compared to the respective 2020 period, and $9.2 million, or 9.5 percent, during 2021 compared to 2020. The higher levels of expense in the 2021 periods primarily resulted from increased compensation costs, mainly reflecting increased regular salary expense largely stemming from annual employee merit pay increases, higher stock-based compensation expense, an increased bonus accrual, and larger signing bonus payments. Increased residential mortgage lender commissions and related incentives also contributed to the higher level of compensation costs during the full year 2021. Federal Deposit Insurance Corporation deposit insurance premiums were up in the current-year fourth quarter and full year 2021 compared to the respective 2020 periods primarily as a result of an increased assessment base and rate. Health insurance costs increased in 2021 compared to 2020 mainly due to a higher level of claims, a large portion of which resulted from the treatment of COVID-19 related medical conditions.

Mr. Kaminski commented, “The growth in all key fee income categories during 2021 reflects the success of our ongoing efforts to increase our noninterest income revenue sources, which accounted for approximately 30 percent of operating income during the year. We achieved a record-breaking level of mortgage banking income in 2021, in large part reflecting sustained strength in purchase mortgage originations, which more than offset a reduction in refinance activity. The addition of proven residential mortgage lenders and opening of mortgage lending centers in new markets in 2020 and 2021, including Midland and Petoskey, Michigan, as well as Cincinnati, Ohio, significantly contributed to the strong level of mortgage banking income. We remain focused on expense control and are continually reviewing our overhead cost structure to identify opportunities to operate more efficiently, while continuing to provide exceptional customer service and valuable products and services in a cost-conscious manner.”

Balance Sheet

As of December 31, 2021, total assets were $5.26 billion, up $820 million, or 18.5 percent, from December 31, 2020. Total loans increased $260 million during 2021, primarily reflecting net increases in core commercial loans of $482 million, of which $184 million occurred in the fourth quarter, and residential mortgage loans of $105 million, which more than offset a net reduction in Paycheck Protection Program loans of $325 million. The growth in core commercial loans during the fourth quarter of 2021 equated to an annualized growth rate of approximately 27 percent, while the growth rate during the full year 2021 was approximately 20 percent. As of December 31, 2021, unfunded commitments on commercial construction and development loans totaled approximately $182 million, which are expected to be largely funded over the next 12 to 18 months.

Interest-earning deposits increased $353 million during 2021, mainly reflecting continuing local deposit growth, Paycheck Protection Program forgiveness activities and an increase in sweep accounts, which outpaced loan growth and an expanded securities portfolio. Securities grew $205 million during 2021, primarily depicting purchases to meet internal policy guidelines and deploy excess overnight funds.

Ray Reitsma, President of Mercantile Bank of Michigan, noted, “We are very pleased with the solid levels of core commercial loan and residential mortgage loan growth during 2021, which were achieved with a continuing focus on sound underwriting and appropriate risk-based pricing. Increased commercial and industrial loans accounted for approximately two-thirds of our growth in core commercial loans during the year, which in turn created opportunities to add local deposits and increase fee income through our marketing of treasury management products and services. We are also pleased with the ongoing strength of our commercial loan and residential mortgage loan pipelines, and as evidenced by our recent issuance of subordinated notes and associated increase in capital, we are confident that commercial loan originations will remain strong in future periods.”

Excluding the impact of Paycheck Protection Program loan originations, commercial and industrial loans and owner-occupied commercial real estate loans together represented approximately 57 percent of total commercial loans as of December 31, 2021, a level that has remained relatively consistent and in line with internal expectations.

Total deposits at December 31, 2021, were $4.08 billion, up $672 million, or 19.7 percent, from December 31, 2020. Local deposits were up $695 million during 2021, while brokered deposits were down $23.0 million. The growth in local deposits, which occurred despite typical and expected seasonal business deposit withdrawals used for bonus and tax payments, primarily reflected federal government stimulus payments, reduced business and consumer investing and spending, deposits generated from newly established commercial loan relationships, and Paycheck Protection Program loan proceeds being deposited into customers’ accounts at the time the loans were originated and remaining on deposit as of December 31, 2021. Local deposits were up $214 million in the fourth quarter of 2021, primarily reflecting funds deposited by an existing customer that were obtained from the sale of a business; a majority of the funds are expected to be withdrawn in the near future. Wholesale funds were $398 million, or approximately 9 percent of total funds, as of December 31, 2021, compared to $441 million, or approximately 11 percent of total funds, as of December 31, 2020.

Asset Quality

Nonperforming assets totaled $2.5 million and $4.1 million at December 31, 2021 and December 31, 2020, respectively, with each dollar amount representing 0.1 percent of total assets as of the respective dates. During the fourth quarter of 2021, loan charge-offs totaled $0.2 million while recoveries of prior period loan charge-offs equaled $1.5 million, providing for net loan recoveries of $1.3 million, or an annualized 0.2 percent of average total loans. During 2021, loan charge-offs totaled $1.0 million while recoveries of prior period loan charge-offs equaled $2.7 million, providing for net loan recoveries of $1.7 million, or 0.1 percent of average total loans.

Mr. Reitsma commented, “We are very pleased that our asset quality metrics have remained strong amid the ongoing COVID-19 pandemic. Our commercial lending team’s focus on proper underwriting, understanding clients’ business operations, and partnering with commercial borrowers who possess sound business judgment has played a major role in our asset quality withstanding the negative impact of the pandemic on the business and economic conditions environment. We continue to have low levels of past due loans, gross loan charge-offs, and nonperforming assets, and at year-end 2021, we did not hold any parcels of other real estate.”

Capital Position

Shareholders’ equity totaled $457 million as of December 31, 2021, an increase of $15.0 million from year-end 2020. The Bank’s capital position remains above “well-capitalized” with a total risk-based capital ratio of 13.6 percent as of December 31, 2021, compared to 13.5 percent at December 31, 2020. At December 31, 2021, the Bank had approximately $147 million in excess of the 10.0 percent minimum regulatory threshold required to be considered a “well-capitalized” institution. Mercantile reported 15,839,944 total shares outstanding at December 31, 2021.

As part of $20.0 million common stock repurchase programs announced in May of 2019 and 2021, respectively, Mercantile repurchased approximately 683,000 shares for $21.4 million, at a weighted average all-in cost per share of $31.29, during 2021, including approximately 47,000 shares for $1.6 million, at a weighted average all-in cost per share of $33.35, during the fourth quarter. The 2021 program replaced the 2019 program, which was nearing exhaustion. The actual timing, number and value of shares repurchased under the program will be determined by management in its discretion and will depend on a number of factors, including Mercantile’s stock price, capital position, and financial performance, general market and economic conditions, alternative uses of capital, and applicable legal requirements. As of December 31, 2021, availability under the current program equaled $6.8 million. The program may be discontinued at any time.

Mr. Kaminski concluded, “Our strong operating performance allowed us to continue our regular quarterly cash dividend program in 2021 and provide shareholders with competitive dividend yields, and we were pleased to announce earlier today that our Board of Directors declared an increased first quarter 2022 cash dividend. Based on our dynamic financial position, healthy loan pipelines, and identified client acquisition opportunities, we believe we are well positioned to continue delivering solid operating results, growth levels and returns to our investors. If the Federal Open Market Committee initiates rate hikes in 2022 as currently expected, our balance sheet structure is positioned to generate additional net interest income.”

Investor Presentation

Mercantile has prepared presentation materials that management intends to use during its previously announced fourth quarter 2021 conference call on Tuesday, January 18, 2022, at 10:00 a.m. Eastern Time, and from time to time thereafter in presentations about the Company’s operations and performance. The Investor Presentation also contains information relating to Mercantile’s COVID-19 pandemic response plan, which may be modified to address new developments, as the company carefully monitors the recent surge in cases. These materials have been furnished to the U.S. Securities and Exchange Commission concurrently with this press release, and are also available on Mercantile’s website at www.mercbank.com.

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan.  Mercantile provides banking services to businesses, individuals and governmental units, and differentiates itself on the basis of service quality and the expertise of its banking staff. Mercantile has assets of approximately $5.2 billion and operates 44 banking offices. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”

Forward-Looking Statements

This news release contains statements or information that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will,” and similar references to future periods. Any such statements are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; increasing rates of inflation and slower growth rates; significant declines in the value of commercial real estate; market volatility; demand for products and services; the degree of competition by traditional and nontraditional financial services companies; changes in banking regulation or actions by bank regulators; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; potential cyber-attacks, information security breaches and other criminal activities; litigation liabilities; governmental and regulatory policy changes; the outcomes of existing or future contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; damage to our reputation resulting from adverse publicity, regulatory actions, litigation, operational failures, and the failure to meet client expectations and other facts; changes in the method of determining Libor and the phase-out of Libor; changes in the national and local economies, including the ongoing disruption to financial market and other economic activity caused by the COVID-19 pandemic; and other factors, including those expressed as risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise. Investors are cautioned not to place undue reliance on any forward-looking statements contained herein.

FOR FURTHER INFORMATION:

Robert B. Kaminski, Jr.	Charles Christmas
President and CEO	Executive Vice President and CFO
616-726-1502	616-726-1202
rkaminski@mercbank.com	cchristmas@mercbank.com

Mercantile Bank Corporation
Fourth Quarter 2021 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	DECEMBER 31,	DECEMBER 31,	DECEMBER 31,
	2021	2020	2019
ASSETS
Cash and due from banks	$59,405,000	$62,832,000	$53,262,000
Interest-earning deposits	915,755,000	563,174,000	180,469,000
Total cash and cash equivalents	975,160,000	626,006,000	233,731,000

Securities available for sale	592,743,000	387,347,000	334,655,000
Federal Home Loan Bank stock	18,002,000	18,002,000	18,002,000

Loans	3,453,459,000	3,193,470,000	2,851,689,000
Allowance for loan losses	(35,363,000)	(37,967,000)	(23,889,000)
Loans, net	3,418,096,000	3,155,503,000	2,827,800,000

Premises and equipment, net	57,298,000	58,959,000	57,327,000
Bank owned life insurance	75,242,000	72,131,000	70,297,000
Goodwill	49,473,000	49,473,000	49,473,000
Core deposit intangible, net	1,351,000	2,436,000	3,840,000
Mortgage loans held for sale	16,117,000	22,888,000	4,978,000
Other assets	54,267,000	44,599,000	32,812,000

Total assets	$5,257,749,000	$4,437,344,000	$3,632,915,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$1,677,952,000	$1,433,403,000	$924,916,000
Interest-bearing	2,405,241,000	1,978,150,000	1,765,468,000
Total deposits	4,083,193,000	3,411,553,000	2,690,384,000

Securities sold under agreements to repurchase	197,463,000	118,365,000	102,675,000
Federal Home Loan Bank advances	374,000,000	394,000,000	354,000,000
Subordinated debentures	48,244,000	47,563,000	46,881,000
Subordinated notes	73,646,000	0	0
Accrued interest and other liabilities	24,644,000	24,309,000	22,414,000
Total liabilities	4,801,190,000	3,995,790,000	3,216,354,000

SHAREHOLDERS' EQUITY
Common stock	285,752,000	302,029,000	305,035,000
Retained earnings	174,536,000	134,039,000	107,831,000
Accumulated other comprehensive income/(loss)	(3,729,000)	5,486,000	3,695,000
Total shareholders' equity	456,559,000	441,554,000	416,561,000

Total liabilities and shareholders' equity	$5,257,749,000	$4,437,344,000	$3,632,915,000

Mercantile Bank Corporation
Fourth Quarter 2021 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED REPORTS OF INCOME
(Unaudited)

	THREE MONTHS ENDED	THREE MONTHS ENDED	TWELVE MONTHS ENDED	TWELVE MONTHS ENDED
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
INTEREST INCOME
Loans, including fees	$34,617,000	$35,971,000	$135,048,000	$137,399,000
Investment securities	2,139,000	1,484,000	7,513,000	10,038,000
Other interest-earning assets	290,000	165,000	933,000	876,000
Total interest income	37,046,000	37,620,000	143,494,000	148,313,000

INTEREST EXPENSE
Deposits	1,867,000	3,176,000	9,114,000	14,984,000
Short-term borrowings	47,000	41,000	170,000	173,000
Federal Home Loan Bank advances	2,028,000	2,072,000	8,177,000	8,571,000
Other borrowed money	570,000	482,000	1,971,000	2,339,000
Total interest expense	4,512,000	5,771,000	19,432,000	26,067,000

Net interest income	32,534,000	31,849,000	124,062,000	122,246,000

Provision for loan losses	(3,400,000)	2,500,000	(4,300,000)	14,050,000

Net interest income after provision for loan losses	35,934,000	29,349,000	128,362,000	108,196,000

NONINTEREST INCOME
Service charges on accounts	1,391,000	1,177,000	5,078,000	4,578,000
Mortgage banking income	6,910,000	9,600,000	29,959,000	29,346,000
Credit and debit card income	1,972,000	1,602,000	7,516,000	5,973,000
Interest rate swap income	776,000	932,000	6,862,000	932,000
Payroll services	442,000	399,000	1,815,000	1,745,000
Earnings on bank owned life insurance	292,000	281,000	1,164,000	1,214,000
Gain on sale of branch	0	0	1,058,000	0
Other income	849,000	342,000	2,768,000	1,384,000
Total noninterest income	12,632,000	14,333,000	56,220,000	45,172,000

NONINTEREST EXPENSE
Salaries and benefits	19,193,000	15,411,000	66,447,000	59,799,000
Occupancy	2,067,000	2,006,000	8,088,000	7,950,000
Furniture and equipment	934,000	850,000	3,654,000	3,350,000
Data processing costs	2,966,000	2,647,000	11,104,000	10,440,000
Charitable foundation contributions	4,020,000	0	4,020,000	0
Other expense	4,167,000	5,027,000	17,553,000	16,981,000
Total noninterest expense	33,347,000	25,941,000	110,866,000	98,520,000

Income before federal income tax expense	15,219,000	17,741,000	73,716,000	54,848,000

Federal income tax expense	3,580,000	3,659,000	14,695,000	10,710,000

Net Income	$11,639,000	$14,082,000	$59,021,000	$44,138,000

Basic earnings per share	$0.74	$0.87	$3.69	$2.71
Diluted earnings per share	$0.74	$0.87	$3.69	$2.71

Average basic shares outstanding	15,696,204	16,279,052	15,986,857	16,268,689
Average diluted shares outstanding	15,696,451	16,279,243	15,987,303	16,269,319

Mercantile Bank Corporation
Fourth Quarter 2021 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Quarterly					Year-To-Date
(dollars in thousands except per share data)	2021	2021	2021	2021	2020
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	2021	2020
EARNINGS
Net interest income	$32,534	31,124	30,871	29,533	31,849	124,062	122,246
Provision for loan losses	$(3,400)	1,900	(3,100)	300	2,500	(4,300)	14,050
Noninterest income	$12,632	15,568	14,556	13,463	14,333	56,220	45,172
Noninterest expense	$33,347	26,210	26,192	25,117	25,941	110,866	98,520
Net income before federal income tax expense	$15,219	18,582	22,335	17,579	17,741	73,716	54,848
Net income	$11,639	15,051	18,091	14,239	14,082	59,021	44,138
Basic earnings per share	$0.74	0.95	1.12	0.87	0.87	3.69	2.71
Diluted earnings per share	$0.74	0.95	1.12	0.87	0.87	3.69	2.71
Average basic shares outstanding	15,696,204	15,859,955	16,116,070	16,283,044	16,279,052	15,986,857	16,268,689
Average diluted shares outstanding	15,696,451	15,860,314	16,116,666	16,283,490	16,279,243	15,987,303	16,269,319

PERFORMANCE RATIOS
Return on average assets	0.92%	1.23%	1.53%	1.26%	1.25%	1.23%	1.07%
Return on average equity	10.15%	13.10%	16.27%	13.02%	12.75%	13.11%	10.32%
Net interest margin (fully tax-equivalent)	2.74%	2.71%	2.76%	2.77%	3.00%	2.76%	3.15%
Efficiency ratio	73.83%	56.13%	57.66%	58.42%	56.17%	61.50%	58.85%
Full-time equivalent employees	627	629	634	621	621	627	621

YIELD ON ASSETS / COST OF FUNDS
Yield on loans	4.07%	4.07%	3.99%	4.03%	4.34%	4.06%	4.31%
Yield on securities	1.46%	1.46%	1.54%	1.61%	1.69%	1.51%	3.00%
Yield on other interest-earning assets	0.15%	0.16%	0.12%	0.11%	0.12%	0.14%	0.25%
Yield on total earning assets	3.12%	3.13%	3.20%	3.26%	3.55%	3.19%	3.82%
Yield on total assets	2.94%	2.94%	3.02%	3.09%	3.35%	2.99%	3.59%
Cost of deposits	0.19%	0.23%	0.25%	0.31%	0.37%	0.24%	0.48%
Cost of borrowed funds	1.66%	1.67%	1.73%	1.78%	1.75%	1.71%	1.93%
Cost of interest-bearing liabilities	0.63%	0.69%	0.74%	0.82%	0.91%	0.72%	1.09%
Cost of funds (total earning assets)	0.38%	0.42%	0.44%	0.49%	0.55%	0.43%	0.67%
Cost of funds (total assets)	0.36%	0.39%	0.41%	0.47%	0.51%	0.40%	0.63%

PURCHASE ACCOUNTING ADJUSTMENTS
Loan portfolio - increase interest income	$52	48	54	51	158	205	944
Trust preferred - increase interest expense	$171	171	171	171	171	684	684
Core deposit intangible - increase overhead	$238	238	291	318	318	1,085	1,404

MORTGAGE BANKING ACTIVITY
Total mortgage loans originated	$210,228	259,512	237,299	245,200	218,904	952,239	864,444
Purchase mortgage loans originated	$124,557	143,635	144,476	81,529	99,490	494,197	297,111
Refinance mortgage loans originated	$85,671	115,877	92,823	163,671	119,414	458,042	567,333
Mortgage loans originated to sell	$129,546	177,837	140,497	195,655	159,942	643,535	672,252
Net gain on sale of mortgage loans	$6,850	6,659	7,690	9,182	9,476	30,381	29,521

CAPITAL
Tangible equity to tangible assets	7.79%	8.17%	8.51%	8.36%	8.89%	7.79%	8.89%
Tier 1 leverage capital ratio	9.19%	9.33%	9.47%	9.67%	9.77%	9.19%	9.77%
Common equity risk-based capital ratio	10.12%	10.34%	10.87%	11.11%	11.34%	10.12%	11.34%
Tier 1 risk-based capital ratio	11.26%	11.53%	12.11%	12.41%	12.68%	11.26%	12.68%
Total risk-based capital ratio	13.95%	12.47%	13.09%	13.51%	13.80%	13.95%	13.80%
Tier 1 capital	$456,133	448,010	445,410	437,567	430,146	456,133	430,146
Tier 1 plus tier 2 capital	$565,143	484,594	481,324	476,462	468,113	565,143	468,113
Total risk-weighted assets	$4,051,253	3,884,999	3,677,180	3,526,161	3,391,563	4,051,253	3,391,563
Book value per common share	$28.82	28.78	28.23	27.21	27.04	28.82	27.04
Tangible book value per common share	$25.61	25.53	25.03	24.02	23.86	25.61	23.86
Cash dividend per common share	$0.30	0.30	0.29	0.29	0.28	1.18	1.12

ASSET QUALITY
Gross loan charge-offs	$179	744	68	53	340	1,044	839
Recoveries	$1,519	354	386	481	234	2,740	866
Net loan charge-offs (recoveries)	$(1,340)	390	(318)	(428)	106	(1,696)	(27)
Net loan charge-offs to average loans	(0.16%)	0.05%	(0.04%)	(0.05%)	0.01%	(0.05%)	(0.01%)
Allowance for loan losses	$35,363	37,423	35,913	38,695	37,967	35,363	37,967

Allowance to loans	1.02%	1.13%	1.11%	1.15%	1.19%	1.02%	1.19%
Allowance to loans excluding PPP loans	1.04%	1.17%	1.20%	1.33%	1.33%	1.04%	1.33%
Nonperforming loans	$2,468	2,766	2,746	2,793	3,384	2,468	3,384
Other real estate/repossessed assets	$0	111	404	374	701	0	701
Nonperforming loans to total loans	0.07%	0.08%	0.08%	0.08%	0.11%	0.07%	0.11%
Nonperforming assets to total assets	0.05%	0.06%	0.07%	0.07%	0.09%	0.05%	0.09%

NONPERFORMING ASSETS - COMPOSITION
Residential real estate:
Land development	$32	33	34	34	35	32	35
Construction	$0	0	0	0	0	0	0
Owner occupied / rental	$1,768	2,063	2,137	2,305	2,607	1,768	2,607
Commercial real estate:
Land development	$0	0	0	0	0	0	0
Construction	$0	0	0	0	0	0	0
Owner occupied	$0	100	363	646	1,232	0	1,232
Non-owner occupied	$0	0	0	0	22	0	22
Non-real estate:
Commercial assets	$662	673	606	169	172	662	172
Consumer assets	$6	8	10	13	17	6	17
Total nonperforming assets	$2,468	2,877	3,150	3,167	4,085	2,468	4,085

NONPERFORMING ASSETS - RECON
Beginning balance	$2,877	3,150	3,167	4,085	4,653	4,085	2,736
Additions	$218	361	522	116	972	1,217	4,120
Return to performing status	$0	(50)	0	(115)	0	(165)	(105)
Principal payments	$(377)	(291)	(484)	(559)	(1,064)	(1,711)	(1,701)
Sale proceeds	$(111)	(209)	0	(77)	(245)	(397)	(486)
Loan charge-offs	$(139)	0	(55)	(33)	(231)	(227)	(455)
Valuation write-downs	$0	(84)	0	(250)	0	(334)	(24)
Ending balance	$2,468	2,877	3,150	3,167	4,085	2,468	4,085

LOAN PORTFOLIO COMPOSITION
Commercial:
Commercial & industrial	$1,137,419	1,074,394	1,103,807	1,284,507	1,145,423	1,137,419	1,145,423
Land development & construction	$43,240	38,380	43,111	58,738	55,055	43,240	55,055
Owner occupied comm'l R/E	$565,758	551,762	550,504	544,342	529,953	565,758	529,953
Non-owner occupied comm'l R/E	$1,027,415	998,697	950,993	932,334	917,436	1,027,415	917,436
Multi-family & residential rental	$176,593	179,126	161,894	147,294	146,095	176,593	146,095
Total commercial	$2,950,425	2,842,359	2,810,309	2,967,215	2,793,962	2,950,425	2,793,962
Retail:
1-4 family mortgages	$442,546	411,618	380,292	337,844	337,888	442,546	337,888
Home equity & other consumer	$60,488	59,732	58,240	59,311	61,620	60,488	61,620
Total retail	$503,034	471,350	438,532	397,155	399,508	503,034	399,508
Total loans	$3,453,459	3,313,709	3,248,841	3,364,370	3,193,470	3,453,459	3,193,470

END OF PERIOD BALANCES
Loans	$3,453,459	3,313,709	3,248,841	3,364,370	3,193,470	3,453,459	3,193,470
Securities	$610,745	577,566	524,127	452,259	405,349	610,745	405,349
Other interest-earning assets	$915,755	741,557	683,638	596,855	563,174	915,755	563,174
Total earning assets (before allowance)	$4,979,959	4,632,832	4,456,606	4,413,484	4,161,993	4,979,959	4,161,993
Total assets	$5,257,749	4,964,412	4,757,414	4,713,023	4,437,344	5,257,749	4,437,344
Noninterest-bearing deposits	$1,677,952	1,647,380	1,620,829	1,605,471	1,433,403	1,677,952	1,433,403
Interest-bearing deposits	$2,405,241	2,221,611	2,050,442	2,039,491	1,978,150	2,405,241	1,978,150
Total deposits	$4,083,193	3,868,991	3,671,271	3,644,962	3,411,553	4,083,193	3,411,553
Total borrowed funds	$694,588	619,441	613,205	584,672	562,360	694,588	562,360
Total interest-bearing liabilities	$3,099,829	2,841,052	2,663,647	2,624,163	2,540,510	3,099,829	2,540,510
Shareholders' equity	$456,559	452,278	451,888	441,243	441,554	456,559	441,554

AVERAGE BALANCES
Loans	$3,373,551	3,276,863	3,365,686	3,318,281	3,268,866	3,324,612	3,167,065
Securities	$600,852	547,336	483,805	419,514	365,631	513,468	343,032
Other interest-earning assets	$738,328	733,801	619,358	591,617	559,593	671,351	356,501
Total earning assets (before allowance)	$4,712,731	4,558,000	4,468,849	4,329,412	4,194,090	4,509,431	3,866,598
Total assets	$5,010,786	4,856,611	4,752,858	4,578,887	4,459,370	4,801,134	4,133,568
Noninterest-bearing deposits	$1,708,052	1,641,158	1,619,976	1,510,334	1,478,616	1,620,480	1,291,542
Interest-bearing deposits	$2,194,644	2,125,920	2,074,759	2,026,896	1,936,069	2,106,070	1,823,266
Total deposits	$3,902,696	3,767,078	3,694,735	3,537,230	3,414,685	3,726,550	3,114,808
Total borrowed funds	$632,036	614,061	594,199	576,645	588,100	604,414	574,347
Total interest-bearing liabilities	$2,826,680	2,739,981	2,668,958	2,603,541	2,524,169	2,710,484	2,397,613
Shareholders' equity	$455,084	455,902	445,930	443,548	438,171	450,171	427,505